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               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2000, relating to the financial statements and financial highlights which appear in the November 30, 2000 Annual Report to Shareholders of Alliance Money Market Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Accountants", and "Financial Statements and Report of Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
March 26, 2001























00250217.AP8